Exhibit 15.1

Aetna Inc.

Hartford, Connecticut

Re:	Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 26, 2012 and July 31, 2012 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut

September 21, 2012